Exhibit 3

Group Agreement

THIS AGREEMENT, dated as of January 28, 2021 (the “Effective Date”), is by and between 272 Capital, LP (“272 Capital”) and B. Riley Financial, Inc. (“B. Riley “) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Parties desire to coordinate or provide notice of certain efforts with respect to Tile Shop Holdings, Inc. (the ‘‘Company”), shares of its common stock or other interests in respect of such shares (including any derivative or swap interests) (collectively, “Company Securities”) by the Parties, their respective controlled affiliates, and any investment funds, managed accounts or other investment vehicles managed or advised by the Parties or their respective controlled affiliates (such controlled affiliates and vehicles are referred to as each Party’s “Covered Entities’’).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

I. Purchase and Sale of Securities. From and after the Effective Date and subject to the further terms hereof, neither 272 Capital nor B. Riley shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities, purchase, sell, pledge or otherwise acquire or dispose of any Company Securities without prior notice to the other Party (except that no such prior notice is required in connection with pledging as it relates to customary margin, loan arrangements or similar requirements). Either Party may sell all or part of its Company Securities during the term of this Agreement. To the extent that 272 Capital and B. Riley are acquiring securities at the same time or selling securities at the same time they will use commercially reasonable efforts to coordinate in a manner reasonably acceptable to both parties.

II. Coordinated Activities. The following matters shall require the mutual agreement of the Parties (which agreement shall not be unreasonably withheld, delayed or conditioned by either of the parties): (i) the selection and nomination of one or more individuals to serve as directors of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, shareholders, policies or affairs of the Company; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors with respect thereto; (v) the manner, form, content and timing of any communications with the Company; (vi) the manner, form, content and timing of any public disclosures, public statements or other communications relating to the Company, the Company Securities, this agreement or the activities contemplated by this agreement (except that, if such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Party, provided that such Party has provided prior notice thereof to the other Party); (vii) the admission of any additional members to any group (within the meaning of Section 13 of the Exchange Act(as defined below)) with respect to the Company Securities and including the Parties, whether formed by this agreement or otherwise; and (viii) entering into any agreement, arrangement or understanding with any person (other than a Covered Entity) in connection with the holding, voting or disposition of Company Securities. The Parties will consult with each other in connection with voting of any Company Securities.

III. Expenses. Each Party will bear its own expenses in connection with this Agreement, except as otherwise mutually agreed, other than the costs associated with the conduct of a proxy contest, consent solicitation or similar actions involving the Company or settlement thereof which shall be split by the parties pro-rata based on the number of shares owned by each party. The pro rata distribution shall be adjusted each month based on each Party’s respective Company Securities ownership percentage as of the last day of the preceding month. Any reimbursement from the Company regarding any expense incurred in connection with this Agreement shall be split by the Parties proportionate to their ownership at the time of reimbursement.

IV. Regulatory Reporting. In accordance with Rule 13d-1(k)(l)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Parties agrees to the joint filing on their behalf of the information required by Schedule 13D (or any amendment thereof) if any such filing becomes required at any time. Each Party shall be responsible for the accuracy and completeness of its own disclosure contained in any filing pursuant to Section 13(d), Section 14, or Section 16 of the Exchange Act or any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, but shall not be responsible for the completeness and accuracy of the information concerning the other Party contained in such filings, except to the extent that it knows or has reason to believe that such information is inaccurate. Notwithstanding anything in this Agreement to the contrary, each Party shall be provided with a reasonable time to review and comment (which comments shall be considered by the other Party in good faith) on any filing with the SEC or any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 that either (i) contains information regarding such Party or (ii) is filed by such Party or on his behalf, whether on an individual or joint basis. The Parties shall cooperate in connection with any other regulatory filing that may be required to be mode in connection with the matters contemplated by this Agreement.

V. Termination. This agreement will terminate at 11:59 p.m. (New York time) on the second anniversary of the Effective Date, or upon the earlier of (i) the mutual written agreement of the Parties, (ii) the date on which the Company up-lists to a major exchange, or (iii) the date of completion of the Company’s 2021 annual meeting of shareholders. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship between 272 Capital and B. Riley. Sections 3 and 9 shall survive any termination of this agreement.

VI. Relationship of the Parties. Nothing in this agreement shall be construed as creating (including, without limitation, for U.S. income tax purposes) any agency relationship, nor shall either Party, except as expressly set forth in this agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party or (ii) have any fiduciary or other duties to the other Party.

VII. Notices. All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the other Party at the address below (or at such other address as a Party shall designate in writing to the other Party in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender’s receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for 272 Capital:

Wes Cummins
3811 Turtle Creek Blvd, Suite 2125

Dallas, TX 75219
wes@272.capital

If intended for B. Riley:

B. Riley Financial, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA 90025

Attention: General Counsel

aforman@brileyfin.com

VIII. Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this agreement us may be reasonably necessary in order to accomplish the transactions contemplated by this agreement.

IX. Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder and (v) represents the entire agreement between the Parties with respect to the subject matter of this agreement. For purposes of this agreement, the terms “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

272 CAPITAL, LP

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	CEO

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant Riley
Title:	Co-CEO

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